Exhibit 10.3

Individual Loan Agreement
(Cheng Jiao) Nong Xin Jie Zi (2012) No. 07102012708591

Borrower (Party A): Ying Yang
Address: Room 2-8-2, Building B, Ming Shi Hua Ting Community, Zhonghua Avenue, West Bridge District
Tel:
Valid Identification Certificate: 360102197511302820

Lender (Party B): Xingtai Chengjiao Rural Credit Cooperative Union
Responsible Person): Jingliang Dong
Address: No.406 Shoujing Street, West Bridge District, Xingtai
Tel: 2260001

In accordance with related laws and regulations, Party A and Party B enter into this Agreement through mutual consultation.

Article 1	Loan Amount
The amount lent by Party B to Party A is RMB 10,000,000.

Article 2	Usage of the Loan
The Loan shall be used for the purchase of heat preservation materials.

Article 3	Term of the Loan
Term of the Loan shall be from June 28, 2012 to June 27, 2013.
In the event that, the first day of the Term is inconsistent with the date on the receipt, the first release day of the Loan as shown on the receipt shall be prevailing, and the due date of the Loan shall be adjust accordingly.
The receipt is part of this Agreement and has the same legal effect with this Agreement.

Article 4	Interest Rate and Interest
The interest rate of the Loan shall be 10.5167‰ monthly. During the Term of the Loan, in the event that the interest rate is adjusted, the interest rate shall be subject to the regulations of the State and Hebei Credit Union.
The adjustment date of interest rate shall be the first day after the adjustment is published by the People’s Bank of China.

Article 5	Calculation of the Interest

1.
the interest of the Loan shall be calculated from the date on which the loan is transferred to Party A’s account. The Interest of the Loan under the this Agreement shall be calculated on a daily basis. Daily interest rate = monthly interest rate/30. If party A cannot pay the interest on the settlement date in accordance with the Agreement, the compounded interest shall be calculated from the following day of the due date.

2.
For the Loan with a fixed interest rate, the interest shall be calculated by the interest rate as agreed. For the loan with a floating interest rate, the interest shall be calculated by the interest rate of each floating term. Where there are multiple floating interest rate within a settlement period, the interest of each floating term shall be calculated first, and all interests shall be added up for the calculation of the interest within the settlement period.

Article 6	If any of the following occurs, Party B has the right to refuse to provide Loan under the Agreement.

1.	Party A and the Guarantor cannot provide relevant document, materials, receipts and complete relevant procedure as required by Party B;
2.	In case the Loan is secured by mortgage, the legal procedure for relevant registration and/or insurance, etc. hasn’t been competed or such guarantee or insurance is still invalid.
3.	Any material adverse events affects the safety of the Loan that caused by Party A or Guarantor.

Article 7	Remitment and Payment

1.	Party B will remit the Loan to Party A’s account which is opened at Party B’s office in accordance with the time as agreed in each Loan receipt. Account number: 6210210020100417230.

Party A agrees that as of the effectiveness of this Agreement, Party B has right to monitor and manage the remitment of the Loan in the settlement account or disbursement/drawdown account by means of entrusted payment and self payment in order to supervise the Loan used pursuant to this Agreement.

2.	Entrusted Payment
a.	Except as otherwise provided in this Agreement, Loan under this Agreement shall use the method of entrusted payment.
b.	Where the method of entrusted payment applies, Party A shall submit specific drawing application, payment entrustment and relevant transaction documents to Party B.
c.	Where the method of entrusted payment applies, Party A shall provide proven documents as required by Party B, including but not limited to:
i.	documents to prove that the discharge purpose meets the requirement of this Agreement;
ii.	commercial agreements signed by and between Party A and any third party or documents related to payment by Party A;
iii.	corresponding invoices or receipts. If such document cannot be obtained when the payment is made, Party A shall provide the invoices or receipts in a timely manner after the payment is completed;
iv.	lawful and valid payment instruments;
v.	other proven documents as required by Party B
d.	Party B shall have the right to review whether the corresponding party and amount are in line with the commercial agreement and other documents pursuant to the Loan purpose.
e.	Party B shall transfer the Loan to the party who meets the purpose of related agreements through the settlement account or disbursement/drawback account.
f.	Party B has right to deduct the commission fee arising from the Loan transfer when such fee occurs.

3.	Self Payment
a.	Party A can adopt the method of self payment after approved by Party B in any of following events:
i.	Party A cannot confirm the trading party before the transaction and the amount of payment less than RMB 300,000;
ii.	Trading party of Party A cannot charge without cash payment;
iii.	Loan used for operation and the amount is less than RMB 500,000;
iv.	Other situations as provided by laws and regulations;
b.
Where the method of self payment applies, Party A shall report or inform Party B the condition of use of Loan. Party B has the right to inspect whether the payment of Loan is in line of the purpose for use of Loan through account analysis, check of receipt, on-site inspection, etc.

Article 8	Conditions for Withdrawing

a.
Party A shall submit drawing application to Party B along with the method of payment (either entrusted payment or self payment) one business day prior to the draw date. Party A confirms that Party B has the right to check wither the documents provided by Party A meets the conditions of payment, and has the right to deicide the method of payment.

b.
During the process of release and payment, Party B has right to ask Party A to provide additional document to meet the conditions of payment, or change the method of payment or suspend the payment if any of the following event occurs:

i.	Decrease of credibility;
ii.	Abnormal use of Loan;
iii.	Violation of other obligations of the Agreement;

Article 9	Repayment

a.	Party A and Party B agree to adopt the second method to repay the principal and interest:
i.	Repay the principal and interest on the due date;
ii.
Repay the interest on a monthly basis, and repay the principal on the due date. The settlement date shall be the 20th date of each month. Party A shall repay the interest on the settlement date. If the repayment date for last repayment is not within the settlement date, Party A shall repay the principal along with the interest on the due date.

iii.	Other method of repayment: N/A

b.
Party A shall deposit sufficient money in the account as described in Article 6 above before each repayment date, and Party A agrees that Party B can deduct the principal and interest in the account directly. If the money in the account is not sufficient, Party B has the right to decide whether or not to deduct. If Party B decide not to deduct, all principal and interest shall be regarded as overdue; If Party B decide to deduct, the insufficient amount of principal and interests shall be regarded as overdue. Party B’s consent is needed, if Party A requires to change the repayment account during the term of this Agreement.

Article 10	Rights and Obligations of Party A

a.	Withdraw and use the Loan in accordance with the Agreement;
b.	Repay the principal and interest in full and in a timely manner;
c.	Payment of the Loan shall be in line of the condition and method as provided in this Agreement;
d.	Provide related document, materials and receipts honestly as required by Party B;
e.	Inform Party B promptly in connection with the change of address, mailing address, contact number, job, salary, etc.
f.	when material adverse effect against the safety of Loan occurs, Party A shall inform Party B promptly in written, and adopt necessary method as confirmed by Party B to secure the credit.

Article 11	Rights and Obligations of Party B

a.	has the right to know and inspect the basic situation and use of Loan of Party A;
b.	when material adverse effect occurs that caused by Party A, Party B may suspend the release of Loan or retrieve the Loan in advance;
c.
retrieve or retrieve in advance the principal, interest, default interest, compounded interest, penalty, damage, attorney fees and other fees use to realize the credit; Party agrees that Party B can deduct such fee directly from Party A’s account.

d.	Party B can disclose the default of Party A or Guarantor in public if Party A cannot perform its repayment obligation or Guarantor fails to perform guarantee obligation;
e.
If repayment made by Party B is insufficient to repay the payable amount under this agreement, Party B may choose to use such amount to repay the principal, interest, default interest, compounded interest or fees.

f.	Release the Loan to Party A in accordance with the Agreement.

Article 12	Repayment in Advance
When Party A intents to repay in advance, Party A shall submit the application to Party B one business day in advance. After approved by Party B, Party can repay part or all of the principal in advance.
If Party A repays in installment, and intents to repay part of principal and interest in advance, Party A shall repay the Loan in accordance with the repayment schedule. The interest rates shall be same as provided in the Agreement. After the repayment, the remaining amount shall be repaied in accordance with this Agreement. If Party A repay all principal and interest in advance, the interest may be calculated based on the actual loan term and interest rate as provided in this Agreement.
If repayment in advance is made, the paid interest shall not be affected.

Article 13	Guarantee of the Loan
        If the loan is secured, mortgage and guarantee shall be adopted as detailed in the guarantee agreement.

Article 14	Undertaking and Warranty of Party A

a.
 During signing and performing this Agreement, Party A abides by the code of good faith, and all the materials, documents and information of Party A and the Guarantor provided to Party B are real, effective, accurate, complete and are without any concealment or omission

b.	Party A guarantees good credit and no significant adverse record;
c.
Party A guarantees that the loan, if it is current funds loan, will not be used for the investment of fixed assets or share equity, and will not be used for production or operation that prohibited by the laws and regulations;

d.	Party A confirms that actions such as equity transfer, foreign investment, substantial increase in debt financing won’t be taken without Party B’s written consent;
e.
Party B has the right to take on-site or off-site due diligence to check Party A’s operating conditions, financial conditions and the conditions of use and repayment after loan, Party A has the obligation to actively cooperate with Party B for the management of disbursement, management after loan, and related inspections;

f.	Party B will be informed timely when material adverse events which could affect the ability of repayment occur;

Article 15	Obligations of Default

a.
If Party B fails to release the Loan in full and in a timely manner, which cause losses of Party A, Party B shall pay the penalty to Party A based on the default amount and the overdue days. The calculation of penalty shall be the same as overdue payment.

b.
If the Loan is overdue, the default interest rate shall equal to 150% of the current applicable interest rate. If the interest rate adjusted during the overdue period, the default interest rate shall be adjusted accordingly.

c.
If the Loan is misappropriated, the default interest rate shall equal to 200% of the interest rate. If the interest rate adjusted during the overdue period, the default interest rate shall be adjusted accordingly.

d.	As to the overdue interest, Party B charge compounded interest in accordance with the regulations promulgated by People’s bank of PRC;
e.
If Party A violates the obligations under this Agreement, Party B has right to ask Party A to rectify in reasonable period, or suspend the release of Loan, or retrieve the Loan in advance or take other measures to protect the assets, or declare that all agreement signed by and between Party A and Party B is terminated and due.

f.	Any of the Guarantor violates the obligations under this Agreement, arty B has right suspend the release of Loan, or retrieve the Loan in advance or take other measures to protect the assets.
g.	If Party B adopts ligation or arbitration to realize the credit due to Party A or Guarantor, Party A and Guarantor shall assume relevant fees arising from the realization of credit.

Article 16	Undertake of the Fees
Any fees arising from the realization of credit shall be borne by Party A

Article 17
Party B shall have right to provide the Party A’s information to credit information system of Central Bank of China as required by laws or rules of financial regulators, which will be inquired and used by qualified institutions and individuals.

Article 18	Announcement Collection
In the event that Party A has not fully repay the loan due, pay the interest due, pay the penalty and compound interest, or any other outstanding, Party B has the right to circulate a notice to relevant authorities and to disclose to the media, Party A agrees that the notice or disclosure has the effectiveness of interruption of limitation.

Article 19	Application for Extension
In the event that Party A is not able to repay the debt on time due to special circumstances, Party A shall apply to Party B in written thirty (30) days before the due date. Only through Party B’s consent and reaching extension agreement can the term be extended, and the interest rate shall be determined by accumulative total time

Article 20	Disputes Settlement
Any dispute arising from the performance of this Agreement shall be settled by consultation. If the consultation fails, the dispute shall be settled according to 1).
1)	Submit to the people's court where Party B is located.
2)	submit to the __________ arbitration commission which shall arbitrate in accordance with the arbitration rules in force. The arbitration award shall be final and binding on the Parties.

During the litigation or arbitration, the provisions hereunder which are not involved in such dispute shall still be performed.

Article 21	Miscellaneous

a.	“Due” or “Due date” under this Agreement shall include situation of acceleration of maturity as provided under this agreement or regulations and laws of the PRC.
b.
“material adverse events” shall include but not limited to the following: Party A has entirely or partially lost the ability to repay; significantly decrease the ability to guarantee by Guarantor; the mortgage property is  damaged, lost or devalued.

Article 22	This Agreement shall become effective upon exaction by both parties

Article 23	This Agreement shall be executed in triplicate, and each party shall hold one original, and each original has the same effect.

Article 24	Attention
Party B has notified Party A to pay attention to each of the provision of the Agreement and explained to Party A as required. Both parties have the same acknowledge to the Agreement at the time of execution.

Borrower (Party A)  (signature): Ying Yang

Lender (Party B) (Seal): Xingtai Chengjiao Rural Credit Cooperative Union (Seal)
Legal Representative or Authorized Representative (SIGNATURE): Jingliang Dong

Signing Date: June 28, 2012